Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

CarolAnn Hibbard
508-661-2264
news@ameresco.com

Suzanne Messere
508-598-3044
ir@ameresco.com

AMERESCO NAMES JOHN R. GRANARA VICE PRESIDENT, CORPORATE CONTROLLER and CHIEF ACCOUNTING OFFICER

FRAMINGHAM, MA- September 9, 2013 - Ameresco, Inc. (NYSE:AMRC), a leading energy efficiency and renewable energy company, today announced the appointment of John R. Granara, III, as Vice President, Corporate Controller and Chief Accounting Officer effective immediately.

Mr. Granara joins Ameresco with more than 20 years of international finance experience in leadership positions within publicly-traded companies. Prior to joining Ameresco, he served as Vice President Finance, Chief Accounting Officer and Corporate Controller for GT Advanced Technologies, Inc. (NASDAQ:GTAT), a diversified technology company with innovative crystal growth equipment and solutions for the global solar LED and electronics industries.

“We are delighted to have John Granara join Ameresco at such an important time in the ongoing growth and development of our business,” said Andrew Spence, Vice President and Chief Financial Officer, Ameresco. “We look forward to John’s contribution as a member of the Finance team, and to having his wealth of expertise at Ameresco.”

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for facilities throughout North America. Ameresco’s services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco provides local expertise through its 66 offices in 33 states, five Canadian provinces and the United Kingdom. Ameresco has more than 900 employees. For more information, visit www.ameresco.com.

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